Exhibit (a)(1)(D)

INSTRUCTIONS TO NOTICE OF ELECTION

1. DEFINED TERMS. All terms used in this Notice of Election but not defined have the meaning given to them in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated July 24, 2009. References in this Notice of Election to “support.com,” “we,” “us,” “our,” and “ours” mean support.com, Inc. and its subsidiaries.

2. EXPIRATION DATE. The Exchange Offer and any rights to tender, or to withdraw a tender, of your Eligible Options will expire at 5:00 p.m., Pacific Time, on August 21, 2009 (or on a later date, if we extend the Exchange Offer) (such expiration date, the “Expiration Date”).

3. DELIVERY OF NOTICE OF ELECTION. If you intend to tender your Eligible Options under the Exchange Offer, you must complete, sign and date a copy of this Notice of Election and return it to support.com so that we receive it before 5:00 p.m., Pacific Time, on the Expiration Date, using one of the following means:

By Mail or Courier: support.com, Inc. Attention: Maura Burns 1900 Seaport Blvd., 3rd Floor Redwood City, CA 94063	By Facsimile: Attention: Maura Burns Facsimile: 1+ 650-556-1194

By Hand or Interoffice Mail: Attention: Maura Burns	By E-mail: tenderoffer@support.com

Your Notice of Election will be effective only upon receipt by us. We will only accept delivery of the signed and completed Notice of Election by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Election is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Election before 5:00 p.m., Pacific Time, on the Expiration Date.

You are not required to tender your Eligible Options, and participation in this exchange offer is completely voluntary. If you elect to participate in this Exchange Offer, you may tender some or all of your Eligible Options. If you do not wish to participate in this Exchange Offer, no action is required on your part.

If the signature on your Notice of Election is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Notice of Election and proper evidence of the authority of such person to act in such capacity must be provided with your Notice of Election.

4. EXISTING STOCK OPTION AGREEMENTS. You do not need to return your existing stock option agreements relating to your tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

5. WITHDRAWAL OF ELECTION. The tender of your Eligible Options under this Exchange Offer may be withdrawn at any time before 5:00 p.m., Pacific Time, on the Expiration Date. To withdraw your tendered Eligible Options, you must deliver a properly completed and signed Notice of Withdrawal to the attention of Maura Burns, using one of the means of delivery described in Instruction 3 above. Withdrawals may not be rescinded, and any Eligible Options withdrawn will not be considered to be properly tendered, unless your Eligible Options are properly re-tendered before the Expiration Date by following the procedures described in Instruction 3 above.

6. ADDITIONAL TENDERS. If you tendered some of your Eligible Options, and would like to tender additional Eligible Options for exchange, you must submit a new Notice of Election using the procedures described in Instruction 3 above listing all Eligible Options you wish to tender, including those listed on your original Notice of Election. This new Notice of Election must be signed and dated after your original Notice of Election. It must be properly completed and it must list all of the Eligible Options you wish to tender for exchange. Upon the receipt of such a new, properly filled out, signed and dated Notice of Election, any previously submitted Notice of Election or Notice of Withdrawal will be disregarded and will be considered replaced in full by the new Notice of Election. You will be bound by the last properly submitted Notice of Election or Notice of Withdrawal we receive prior to 5:00 p.m., Pacific Time, on the Expiration Date.

7. SIGNATURES. Please sign and date the Notice of Election. Except as described in the following sentence, the Notice of Election must be signed by the Eligible Optionholder who holds the Eligible Options to be tendered. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on the Notice of Election and proper evidence of the authority of such person to act in such capacity must be provided with the Notice of Election.

8. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Exchange Offer (including requests for additional copies of the Exchange Offer or the Notice of Election) can be obtained at the Legal page of our intranet or should be directed to: Maura Burns at 1+ 650-556-8992 or tenderoffer@support.com.

9. IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of your tender of Eligible Options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, or any other applicable regulatory authority, our determination of these matters will be final and binding on all parties. We may reject any tender of Eligible Options that we determine is not in the appropriate form or would be unlawful to accept. We may waive any defect or irregularity in your tender with respect to your Eligible Options tendered before 5:00 p.m., Pacific Time, on the Expiration Date. Your Eligible Options will be not accepted for exchange until you have cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to 5:00 p.m., Pacific Time, on the Expiration Date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

10. CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

11. IMPORTANT TAX INFORMATION. You should refer to the sections entitled “This Exchange Offer—Material U.S. Federal Tax Consequences” of the Exchange Offer, which contains important tax information. If you are an employee in Canada or India, please refer to the country-specific scheduled attached to the Exchange Offer for important tax and other information related to the Exchange Offer. We encourage you to consult with your own legal, accounting and tax advisors if you have questions about your financial or tax situation.

Offer to Exchange Outstanding Stock Options

Notice of Election

Please complete the information requested below and indicate whether you wish to exchange your Eligible Options for New Options in accordance with the terms and conditions of the Exchange Offer.

Name and Address (Please print)	Contact Information

Name:	Office Telephone:

Street Address:	Home Telephone:

City and State:	E-mail address:

Zip Code:	Social Security Number:

☐	I wish to tender for exchange ALL of my Eligible Options pursuant to the terms set forth in the Exchange Offer, dated July 24, 2009.

☐	I wish to tender for exchange only the grants of Eligible Options listed below pursuant to the terms set forth in the Exchange Offer, dated July 24, 2009:

Please identify the Eligible Options you wish to tender by their grant number.

Grant Number	Grant Date	Exercise Price

☐	I have attached an additional sheet listing my name and any additional grants I wish to tender for exchange.

PLEASE READ THE TERMS BELOW, AND RETURN YOUR COMPLETED,

SIGNED AND DATED NOTICE OF ELECTION TO SUPPORT.COM

IN ACCORDANCE WITH THE INSTRUCTIONS ABOVE.

If you wish to tender your stock options for exchange, please sign and date this form at the bottom of the page.

By signing below, I understand and agree that:

(1) I have received a copy of the Exchange Offer, dated July 24, 2009, the Notice of Election and the Notice of Withdrawal (the “Exchange Offer Materials”) from Anne-Marie Eileraas, or the Legal page of the support.com intranet. I have read, understand and agree to be bound by all of the terms and conditions of the exchange offer as described in the Exchange Offer Materials, including the tax and withholding consequences.

(2) I understand that, upon acceptance by support.com, this Notice of Election will constitute a binding agreement between support.com and me with respect to my Eligible Options that are accepted for cancellation and exchange, unless I return a validly completed Notice of Withdrawal with respect to my Eligible Options prior to the expiration of the exchange offer.

(3) I understand that if I validly tender my Eligible Options for exchange, and such Eligible Options are accepted for cancellation and exchange, I will receive New Options to acquire the same number of shares of support.com’s common stock that were underlying such Eligible Options at the time of the exchange, and I will lose all of my rights to purchase any shares under such Eligible Option.

(4) support.com has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not participating in this exchange offer before making any decision whether to participate.

(5) I understand that participation in the Exchange Offer will not be construed as a right to my continued employment or service with support.com or any of its subsidiaries for any period, and that my employment or service can be terminated at any time by me or support.com (or one of support.com’s subsidiaries, as applicable), with or without cause or notice, unless otherwise required by law, in accordance with the terms of my employment agreement with support.com. I understand that participation in the Exchange Offer will not alter or affect any provision of my employment agreement with support.com (other than to the extent that New Options replace Eligible Options, and any changes to vesting outlined in the Exchange Offer which shall prevail in the event of a conflict with any such employment agreement).

(6) I understand that, as described in the sections “This Exchange Offer—Conditions of This Exchange Offer” and “This Exchange Offer—Extension of Exchange Offer; Termination; Amendment” of the Exchange Offer, support.com may extend, amend, withdraw or terminate the Exchange Offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

(7) I understand that my elections pursuant to this Notice of Election will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.

(8) I understand that I am not required to tender my Eligible Options for exchange, and participation in the Exchange Offer is completely voluntary. If I do not wish to participate in the Exchange Offer, no action is required on my part.

(9) I understand that if I have previously submitted a Notice of Election and wish to withdraw one or more of my tendered options from the Exchange Offer and/or change my election to tender Eligible Options, by signing and dating this Notice of Election and delivering it to support.com pursuant to the instructions above, I elect to exchange or not exchange the Eligible Options as listed on the Notice of Election or else reject the Exchange Offer with respect to all my Eligible Options as I have indicated by checking the appropriate box on the Notice of Election.

(10) I understand that, if I do not elect to exchange some or all of my Eligible Options, I will not receive any New Options in exchange for such Eligible Option(s), and will continue to hold the Eligible Options that I do not elect to exchange, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between support.com and me.

(11) I understand that my right to participate in the Exchange Offer will terminate effective as of the date that I am no longer employed with support.com or an affiliate, as determined by support.com for purposes of the Exchange Offer.

(12) I understand that support.com, subject to applicable law, may extend or amend the Exchange Offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. I understand that support.com may terminate the Exchange Offer if any of the conditions specified in the Offer to Exchange occurs. In such event, I understand that my Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

(13) I understand that by accepting the Offer, I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, support.com and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Exchange Offer and the 2000 Plan.

(14) I have been advised that support.com and its subsidiaries and affiliates may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any shares of stock or directorships held in support.com, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing support.com’s stock and other employee benefit plans and this Exchange Offer (“Data”). I have been advised that Data may be transferred to E*TRADE or such other stock plan service provider as may be selected by support.com in the future that is assisting in the implementation, administration and management of the Exchange Offer, that these recipients may be located in my country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in my country. I have been advised that I may request a list with names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize support.com, E*TRADE and any other possible recipients that may assist support.com (presently or in the future) with implementing, administering and managing the Exchange Offer to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in support.com’s stock and other employee benefit plans and this Exchange Offer. I have been advised that Data will be held only as long as is necessary to implement, administer and manage my participation in the stock and other employee benefit plans and this Exchange Offer. I have been advised that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting my local human resources representative in writing. I have been advised that refusing or withdrawing my consent under this paragraph may affect my ability to participate in this Exchange Offer.

(15) I understand that my elections and agreements will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns

Signature of Eligible Optionholder	Date and Time

Print Name of Eligible Optionholder